Exhibit 10.1

EXECUTION VERSION

September 2, 2017

Project Windsor

Commitment Letter

H.B. Fuller Company

1200 Willow Lake Boulevard

St. Paul, Minnesota 55110

Attention: John Corkrean

Ladies and Gentlemen:

You (the “Borrower” or “you”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF” or the “Initial Lead Arranger”) and, together with each additional lead arranger and joint bookrunner that becomes a party to this Commitment Letter as an additional “Lead Arranger” pursuant to Section 2 hereof, the “Lead Arrangers”) and MSSF (together with each assignee that becomes a party to ths Commitment Letter as an additional “Commitment Lender” pursuant to Section 2 hereof, the “Commitment Lenders”; and together with the Lead Arrangers, the “Commitment Parties” or “we” or “us”) that you intend to acquire (the “Acquisition”) ASP Royal Acquisition Corp. (the “Target”) pursuant to a Stock Purchase Agreement to be entered into with ASP Royal Holdings LLC and to consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1. Commitments

In connection with the Transactions, MSSF is pleased to advise you of its several and not joint commitment to provide 100% of the aggregate amount of the Bridge Facility upon the terms and conditions set forth in this letter and Exhibits B and C hereto (such exhibits are collectively referred to as the “Term Sheet”); provided that, if after the date hereof and prior to the Closing Date, the Borrower or any of its subsidiaries or affiliates issues any debt or equity securities (other than pursuant to any equity incentive plan or award) or enters into a syndicated credit or loan facility (other than a refinancing or replacement of its syndicated revolving credit or loan facility existing on the date hereof and other than debt incurred in the ordinary course of business in an aggregate amount not more than $20 million) or increases any such existing syndicated credit or loan facilities, then the aggregate amount of the Commitment Parties’ commitments hereunder in respect of, and the size of, the Bridge Facility shall be automatically and ratably reduced by an amount equal to the aggregate principal amount of such debt and/or equity securities or syndicated credit or loan facility or increase in such existing facilities issued or incurred.

In addition, if the effective date of the Credit Agreement Amendment (as defined in Exhibit A and on the terms set forth therein; such date, the “Credit Agreement Amendment Effective Date”) does not occur on or prior to the earlier of (a) the date of funding the Bridge Facilty or any Permanent Financing, if such Bridge Facility or Permanent Financing would result in a breach, violation or default under the Existing Credit Agreement or (b) the date on which the acquisition is consummated (the “Acquisition Closing Date”), MSSF is please to advise you of its commitment to provide 100% of the aggregate principal amount of the Replacement Revolving Facility (as defined below) (collectively with the Bridge Facility, the “New Facilities”) upon the terms and conditions set forth in this letter and Exhibit C hereto.

For purposes of this Commitment Letter, “Replacement Revolving Facility” means a revolving credit facility with $400 million in commitments and other terms substantially consistent with the senior unsecured revolving credit facility under the Existing Credit Agreement (the “Existing Revolving Facility”), after giving effect to the Credit Agreement Amendment and the Transactions (and any further amendments agreed by the Lead Arranger and the Borrower), with which the Borrower shall refinance the Existing Revolving Facility in full (upon which the commitments under the Existing Revolving Facility will be terminated, any loans outstanding thereunder repaid in full and other obligations outstanding thereunder repaid or otherwise satisfied in full).

2. Titles and Roles

It is agreed that: (a)(i) the Lead Arrangers will act as lead arrangers and bookrunners for the Bridge Facility, (ii) MSSF will act as syndication agent for the Bridge Facility and (iii) MSSF will act as the sole and exclusive administrative agent for the Bridge Facility and (b)(i) the Lead Arrangers will act as lead arrangers and bookrunners for the Replacement Revolving Facility, (ii) MSSF will act as syndication agent for the Replacement Revolving Facility and (iii) MSSF will act as the sole and exclusive administrative agent for the Replacement Revolving Facility. In addition, it is agreed that the Lead Arrangers will act as the lead arrangers and bookrunners to arrange the Credit Agreement Amendment (the Existing Credit Agreement as amended by the Credit Agreeement Amendment, the “Amended Credit Agreement” and, together with the New Facilities, the “Facilities”).

It is agreed that MSSF will have “left placement” in the Confidential Information Memorandum referred to below and in all other marketing materials or other documentation used in connection with the Facilities. It is understood that you shall have the right to appoint, with up to 66.66% of the economics and commitment amounts for each of the Facilities in the aggregate, additional banks, financial institutions or other persons as lead arrangers, agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers (any such lead arranger, agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager, an “Additional Agent”) within 10 business days following the date of acceptance by you of this Commitment Letter; provided, that (a) each such Additional Agent’s (or its affiliate’s) several commitment shall be pro rata among the Facilities, (b) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to the Facilities that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliate), (c) no Additional Agent shall have greater economics than MSSF and (d) to the extent you appoint Additional Agents and/or confer additional titles in respect of the Facilities on the Additional Agents, the economics allocated to, and the commitment amounts of, the Commitment Lender in respect of the Facilities will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agents (or their affiliates), in each case upon the execution and delivery by such Additional Agents and you of customary joinder documentation and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Commitment Lender,” and/or “Lead Arranger,” as applicable, under this Commitment Letter and the Fee Letter.

Other than the foregoing, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so reasonably agree.

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3. Syndication

We reserve the right to syndicate the Facilities to a group of lenders identified by us in consultation with you and acceptable to you (it being understood and agreed that your consent may not be unreasonably withheld or delayed) (together with the Commitment Lenders, the “Lenders”) immediately following your acceptance of the terms of this Commitment Letter and the Fee Letter (as defined below) (or, in the case of the Replacement Revolving Facility, upon a determination by the Lead Arrangers that the Credit Agreement Amendment Effective Date is not likely to occur on or prior to the Closing Date (which determination shall be made on the 30th day following the date of this Commitment Letter (or such later date as may be agreed by the Lead Arrangers)). You agree to actively assist (and to use your commercially reasonable efforts to cause the Target to actively assist) the Commitment Parties in completing a syndication satisfactory to the Commitment Parties and reasonably satisfactory to you. Such assistance shall include (A) your ensuring that the syndication efforts benefit from your and your affiliates’ existing banking relationships and the existing banking relationships of the Target, (B) direct contact between your senior management and advisors and the proposed Lenders (and using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Lenders), (C) your preparing and providing to the Commitment Parties (and using commercially reasonable efforts to cause the Target to prepare and provide) all information with respect to you and the Target and its subsidiaries and the Acquisition, including all financial information and Projections (as defined below), as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the Facilities and your assistance (and using your commercially reasonable efforts to cause the Target to assist) in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) your ensuring that there is no competing issuance or incurrence of debt securities or bank financing by or on behalf of the Borrower or its subsidiaries and your using commercially reasonable efforts to ensure that there are no competing issuances or incurrences of debt securities or bank financing by and on behalf of the Target or its subsidiaries announced, offered, placed or arranged (other than, for the avoidance of doubt, the Facilities), in each case that could reasonably be expected to materially impair the primary syndication of the Facilities and (E) your hosting, with the Commitment Parties, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the officers of the Target to be available for such meetings). Without limiting your obligations to assist with syndication efforts as set forth in this paragraph, we agree that we will not be released from our commitment hereunder in connection with any such syndication or assignment to any Lender unless (A) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld or delayed) and (ii) any such Lender has entered into an amendment or joinder with respect to this Commitment Letter committing to provide a portion of the Facilities (in which case our commitments hereunder in respect of the applicable Facilities shall be reduced ratably at such time by an amount equal to the commitment assumed by such Lender) or (B) such Lender shall have entered into the applicable definitive documentation for the Facilities (the “Facilities Documentation”) and funded the portion of the applicable Facility required to be funded by it on the Closing Date.

The Lead Arrangers will manage, in consultation with you and subject to your consent rights set forth above, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall the Commitment Parties be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.

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At the request of the Commitment Parties, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your affiliates, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target and its subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws or that would reasonably be expected to be included in an offering memorandum for an offering of debt securities under Rule 144A concurrent with the syndication of any Facility (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”), and you shall be deemed to have authorized the Public Side Lenders to treat such Public Versions and such marked information as containing Non-MNPI. You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to any Facility, (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of any Facility, may be distributed to Public Side Lenders. You acknowledge that Commitment Party public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the applicable Facility has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing such Facility to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating us with respect to any use thereof and of any related Information Materials by the recipients thereof.

4. Information

You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all information (including all Information Materials), other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the

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Closing Date and thereafter until completion of our syndication efforts, you become aware that any of the representations in the preceding sentence is incorrect, in any material respect, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations are correct, in all material respects, under those circumstances. You understand that in arranging and syndicating the Facilites we may use and rely on the Information and Projections without independent verification thereof.

5. Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6. Conditions

Each Commitment Party’s commitments and agreements hereunder are subject solely to the conditions set forth in this Section 6 and in Exhibit C.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Facilities Documentation to the contrary, (a) the only representations the accuracy of which shall be a condition to availability of the New Facilities on the Closing Date shall be (i) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement, or the right to decline to consummate the Acquisition, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the applicable Facilties Documentation shall be in a form such that they do not impair availability of the New Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet relating to corporate existence and qualification, corporate power and authority, due authorization, execution and delivery of, and enforceability of, the Facilities Documentation, no conflicts with organizational documents, use of proceeds, Investment Company Act, solvency, Federal Reserve regulations, PATRIOT Act and, solely with respect to the use of proceeds of the Facilities on the Closing Date, OFAC and FCPA, and anti-money laundering and sanctions laws and regulations. Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, the only conditions to availability of the New Facilities on the Closing Date are set forth in this Section 6 and in Exhibit C. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

Each Commitment Party’s commitments and agreements hereunder are further subject to there not occurring a Material Adverse Change (as defined in the Acquisition Agreement as in effect on the date hereof).

7. Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof or the Acquisition and the

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Transactions or any related transaction or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole and, solely in the case of any such conflict of interest, one additional local counsel to all affected indemnified persons taken as a whole, in each such relevant jurisdiction)), provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (1) the willful misconduct or gross negligence of such indemnified person or (2) a material breach in bad faith by such indemnified person of its express obligations hereunder pursuant to a claim initiated by the Borrower and (b) regardless of whether the Closing Date occurs, to reimburse the Initial Lead Arranger and its affiliates for all reasonable out-of-pocket expenses that have been invoiced prior to the Closing Date or following termination or expiration of the commitments hereunder (including reasonable due diligence expenses, syndication expenses, travel expenses, and the reasonable fees, charges and disbursements of only a single firm of primary outside legal counsel and a single local counsel in each jurisdiction as to which you reasonably determine local counsel is appropriate) incurred in connection with each of the Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to each New Facility on a several, and not joint, basis with any other Commitment Party. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person. None of the indemnified persons or you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.

8. Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target, your or their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, no Commitment Party or its affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby (x) in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and such Commitment Party and its affiliates will not furnish any such information to any of their other customers or (y) in violation of United States federal securities laws. You also acknowledge that each Commitment Party and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

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You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate.

In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand.

9. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors (collectively, the “Borrower Representatives”) who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) as may be compelled in any legal, judicial or administrative proceeding or as otherwise required by law or regulation (including but not limited to securities laws and the rules and regulations of any securities exchange) or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof) may be disclosed (i) to the Target and its officers, directors, employees, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis and (ii) in connection with any public filing requirement or other regulatory requirement, and (d) the Term Sheet may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition and the Facilities. Notwithstanding any other provision in this Commitment Letter, the Commitment Parties hereby confirm that the Borrower and the Borrower Representatives will not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facilities.

The Commitment Parties shall use all nonpublic information received by them in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants as described in the second proviso below, (b) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in

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advance, to the extent permitted by law), (c) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (d) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Acquisition and any related transactions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter and (g) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information solely for the purposes of providing the services that are the subject of, and otherwise in connection with the transactions contemplated by, this Commitment Letter. The provisions of this paragraph shall automatically terminate on the earlier of (i) two years following the date of this Commitment Letter and (ii) on the Closing Date whereupon the provisions of this paragraph shall be superseded by the confidentiality provisions in the applicable Facilities Documentation.

10.	Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Parties. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim, controversy or dispute (whether arising in contract, equity, tort or otherwise) arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.

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Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the applicable Facilities Documentation upon the initial funding or effectiveness thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the applicable Facilities Documentation has comparable provisions with comparable coverage.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than the earlier of (x) 5:00 p.m., New York City time, on September 2, 2017 and (y) the time of the public announcement of the Acquisition. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the New Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (i) the date that is six months from the date of acceptance by you of this Commitment Letter, (ii) the closing of the Acquisition without the use of the Bridge Facility and (iii) the termination of the Acquisition Agreement prior to closing of the Acquisition. For the avoidance of doubt, the commitment hereunder in respect of the Replacement Revolving Facility shall also terminate upon the occurrence of the Credit Agreement Amendment Effective Date.

[Signature Pages Follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

		By:	/s/ Robbie Pearson
Name: Robbie Pearson
Title: Authorized Signatory
Accepted and agreed to as of
the date first written above by:

H.B. FULLER COMPANY

By:	/s/ John Corkrean
Name: John Corkrean
Title: Chief Financial Officer

Bridge Commitment Letter

EXHIBIT A

PROJECT WINDSOR

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.

H.B. Fuller Company (the “Borrower”) will, directly or indirectly through a wholly owned subsidiary, acquire ASP Royal Acquisition Corp. (the “Target”) pursuant to a Stock Purchase Agreement (together with all exhibits, schedules and disclosure letters thereto, the “Acquisition Agreement”) dated as of September 2, 2017 among the Target, the Borrower, and ASP Royal Holdings LLC. In connection therewith, it is intended that:

(a) The Borrower will obtain (i)(x) proceeds of senior unsecured notes, a senior secured syndicated term loan facility and equity or equity-linked securities (collectively, the “Permanent Financing”) and/or (y) if and to the extent such notes, term loan and securities are unable to be issued prior to the Closing Date, a senior unsecured 364-day bridge facility in an aggregate amount of $2,105,000,000, as such bridge facility is described in Exhibit B (the “Bridge Facility”) and (ii)(x) amendments to the existing senior unsecured credit agreement of the Borrower (the “Existing Credit Agreement”) reasonably satisfactory to the Borrower and the Lead Arrangers in order to permit the Transactions contemplated hereby (including those amendments set forth on Exhibit D hereto and any other amendments mutually agreed, the “Specified Credit Agreement Amendments”) or (y) should the Specified Credit Agreement Amendments not be achieved on or prior to the Closing Date, the Replacement Revolving Facility. The Borrower’s existing 4.000% Notes due 2027 (the “Existing 2027 Notes”) shall survive the consummation of the Transactions.

(b) In connection with the Acquisition, the following indebtedness of the Borrower and the Target will be refinanced in full:

(i) the Borrower’s privately placed note facilities outstanding under both (x) that certain Note Purchase Agreement dated as of December 16, 2009 and (y) that certain Note Purchase Agreement dated as of March 5, 2012 (in each case as amended, supplemented or otherwise modified prior to the Closing Date);

(ii) the Borrower’s $100 million unsecured term loan facility under the Existing Credit Agreement;

(iii) the Target’s First Lien Credit Agreement and Second Lien Credit Agreement, each dated as of June 19, 2015, with Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the other parties thereto; and

(iv) such other third-party indebtedness of the Borrower and the Target as the Borrower elects to pay

(collectively, the “Refinancing”), it being understood and agreed that the term Refinancing shall include a refinancing of the Existing Revolving Facility if the Credit Agreement Amendment does not become effective on or prior to the Closing Date.

(c) The proceeds of the Bridge Facility on the Closing Date will be applied (i) to pay all or a portion of the cash consideration for the Acquisition, (ii) to the Refinancing and (iii) to pay the fees and expenses incurred in connection with the transactions described above (such fees and expenses, the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit C and the initial funding of the Bridge Facility.

EXHIBIT B

PROJECT WINDSOR

$2,105,000,000

364-Day Bridge Facility

Summary of Terms and Conditions

September 2, 2017

I. Parties

Borrower:	H.B. Fuller Company (the “Borrower”).

Guarantors:	Material Subsidiaries (subject to certain exceptions and thresholds consistent with the Amended Credit Agreement defined below).

Joint Lead Arrangers and Joint Bookrunners:	Morgan Stanley Senior Funding, Inc. (“MSSF”) (collectively with any Additional Agent designated in accordance with Section 2 of the Commitment Letter, the “Lead Arrangers”).

Administrative Agent:	MSSF (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including MSSF, arranged by the Lead Arrangers (collectively, the “Lenders”).
II. Bridge Facility

Type and Amount of Facility:	364-day senior unsecured loan facility denominated in U.S. Dollars in an amount equal to $2,105,000,000 (the loans thereunder, the “Bridge Loans”).

Availability:	The Bridge Loans shall be made available in a single drawing on the Closing Date.

Maturity:	The Bridge Facility will mature on the date which is 364 days after the Closing Date (such date, the “Maturity Date”), and all amounts owing under the Bridge Facility shall be due and payable on the Maturity Date.

Purpose:	The proceeds of the Bridge Loans shall be used to finance the Transactions.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments:	Bridge Loans may be prepaid (without premium or penalty but subject to break funding payments) by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Bridge Loans may not be reborrowed.

	Mandatory Prepayments:	Mandatory prepayments of the Bridge Loans, and concurrent reductions of commitments under the Bridge Facility, shall be required from:

(a) 100% of the net cash proceeds received after the Closing Date from any sale or other disposition of assets (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries (except for the sale of inventory in the ordinary course of business and subject to certain materiality thresholds and other exceptions and reinvestment rights to be mutually agreed upon); and

(b) 100% of the net cash proceeds received after the Closing Date from any issuance, incurrence, offering, sale or placement (including any term loan, private placement and any amendment of any existing private placement, but excluding, for the avoidance of doubt, any extension or increase in the Borrower’s existing syndicated revolving credit facility) of debt, equity or equity-linked securities by the Borrower or any of its subsidiaries (except for certain indebtedness permitted by the Bridge Facility Documentation and for any equity issuances pursuant to or in connection with any equity incentive plan or award).

Mandatory prepayments of the Bridge Loans may not be reborrowed.

IV.	Certain Conditions

	Initial Conditions:	The availability of the Bridge Facility shall be conditioned only upon satisfaction of the conditions precedent set forth in Section 6 of the Commitment Letter (including those referred to therein by reference to Exhibit C) thereto on or before the Expiration Date (the date upon which all such conditions shall be satisfied, the “Closing Date”).

V.	Certain Documentation Matters

The Bridge Facility Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type consistent (if applicable) with the Credit Agreement dated as of April 12, 2017 among the Borrower, certain of its subsidiaries party thereto from time to time, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Agreement”), after giving effect to the Credit Agreement Amendment and the Transactions (including secured debt to be incurred in connection with the Acquisition) (the Existing Credit Agreement so amended, the “Amended Credit Agreement”):

Representations and Warranties:	Financial statements; absence of undisclosed liabilities; no material adverse change; corporate existence and qualification; compliance with law; corporate power and authority; due execution and delivery and enforceability of Bridge Facility Documentation; governmental approvals and no conflict with organizational documents, law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; use of proceeds; solvency; OFAC and FCPA; PATRIOT Act and anti-money laundering and sanctions laws and regulations.

Affirmative Covenants:	Delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; guarantor requirements; most favored lender status; and delivery upon request of the Lead Arrangers of customary offering memorandum, financial statements and other data required by the Securities Act of 1933 and customarily included in documents for financings to refinance the Bridge Facility, along with indication by applicable auditors of willingness to issue comfort letters.

Financial Covenants:	None.

Negative Covenants:	Limitations on: indebtedness; liens; guarantee obligations; mergers, consolidations, acquisitions, liquidations and dissolutions; sales of assets; leases; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; restrictive agreements; changes in lines of business; and sanctions laws and regulations.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of 3 business days; material inaccuracy of representations and warranties; Bridge Facility Documentation ceasing to be in full force and effect or the Borrower or any Guarantor so asserting; violation of covenants (subject, in the case of certain affirmative covenants, to 30 day grace period); cross-default with material indebtedness; bankruptcy events; certain ERISA events; material judgments; and a change of control.

Voting:	Amendments and waivers with respect to the Bridge Facility Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Bridge Loans, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Bridge Loan and (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages or pro rata sharing provisions and (ii) releases of all or substantially all of the Material Subsidiaries from their guaranty obligations.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Bridge Loans with the consent, not to be unreasonably withheld, of (a) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate or joint venture affiliate of a Lender or an Approved Fund or (ii) an Event of Default has occurred and is continuing, and (b) the Administrative Agent (provided that no such consent shall be required for an assignment by a Lender to an affiliate of such Lender or an Approved Fund). In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an Approved Fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Bridge Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Bridge Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Bridge Facility only upon request.

Yield Protection:	The Bridge Facility Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United

States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted or issued) and from the imposition of or changes in withholding or other taxes (with typical FATCA exclusions) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurocurrency Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Initial Lead Arranger associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Facility Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of only a single firm as primary counsel and a single firm as local counsel in each applicable jurisdiction) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Bridge Facility Documentation (including the reasonable fees, disbursements and other charges of only a single firm as primary counsel and a single firm as local counsel in each applicable jurisdiction).

The Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party) (but such indemnification obligation shall, as to fees and expenses of counsel, be limited one counsel to such indemnified persons taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole and, solely in the case of any such conflict of interest, one additional local counsel to all affected indemnified persons taken as a whole, in each such relevant jurisdiction).

Defaulting Lenders:	If applicable, the Bridge Facility Documentation will contain the Administrative Agent’s customary provisions in respect of defaulting lenders.

Governing Law and Exclusive Forum:	State of New York.

Counsel to the Administrative Agent and the Lead Arrangers:	Davis Polk and Wardwell LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Bridge Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the greatest of (i) the rate of interest publicly announced by MSSF as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Adjusted LIBO Rate for a one month interest period on the applicable date plus 1.00%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities and other applicable mandatory costs.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“LIBO Rate” means the rate at which eurocurrency deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) are quoted on the applicable Reuters Screen.

Interest Payment Dates:	In the case of Bridge Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Bridge Loans bearing interest based upon the Adjusted LIBO Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Duration Fees:	The Borrower shall pay for the ratable benefit of the Lenders the following fees on the following dates, calculated as a percentage of the aggregate principal amount outstanding under the Bridge Facility on such dates:

180th day after the Closing Date: 0.25% 270th day after the Closing Date: 0.50%

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Bridge Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

B-I-2

Annex I-A

PRICING GRID*

Index Debt Ratings:	Eurocurrency Spread Days 1-89	ABR Spread Days 1-89	Eurocurrency Spread Days 90-179	ABR Spread Days 90-179	Eurocurrency Spread Days 180-269	ABR Spread Days 180-269	Eurocurrency Spread Days 270-364	ABR Spread Days 270-364
Category 1: Ba3 or BB- or higher	2.25%	1.25%	2.75%	1.75%	3.25%	2.25%	3.75%	2.75%
Category 2: B1 or B+	2.50%	1.50%	3.00%	2.00%	3.50%	2.50%	4.00%	3.00%
Category 3: B2 or B	2.75%	1.75%	3.25%	2.25%	3.75%	2.75%	4.25%	3.25%
Category 4: B3 or B- or lower	3.00%	2.00%	3.50%	2.50%	4.00%	3.00%	4.50%	3.50%

*	The references to “Days” for a period refers to the applicable number of days on and after the Closing Date (with “Day 1” being the Closing Date).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other person or entity or subject to any other credit enhancement.

“Moody’s” means Moody’s Investors Service, Inc.

“S&P” means Standard & Poor’s Financial Services LLC.

For purposes of, and notwithstanding, the foregoing, (i) it is understood and agreed that the Index Debt currently has a rating solely from S&P and only a rating from S&P shall determine the Applicable Margin until and unless Moody’s also provides a rating for the Index Debt; (ii) if neither Moody’s nor S&P have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then Category 4 shall be applicable; (iii) if the ratings established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin shall be determined by reference to the Category next above that of the lower of the two ratings; and (iv) if the ratings established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such

B-I-3

change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to the Bridge Facility Documentation or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

B-I-4

EXHIBIT C

PROJECT WINDSOR

Conditions

The availability of the Facilities shall be subject to the satisfaction (or waiver by the Lenders) of the following conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.

1. Each party thereto shall have executed and delivered the Facilities Documentation on terms consistent with the Commitment Letter and otherwise reasonably satisfactory to both the Borrower and the Commitment Parties, and the Commitment Parties shall have received:

a. customary closing certificates, borrowing notices and legal opinions, corporate documents and resolutions/evidence of authority for the Loan Parties; and

b. a certificate from the chief financial officer of the Borrower, in form and substance reasonably acceptable to the Commitment Parties, certifying that Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2. The Acquisition shall be consummated pursuant to the Acquisition Agreement, substantially concurrently with the initial funding of the Bridge Facility, and no consent shall have been given thereunder and no provision thereof shall have been amended in any material respect or waived in any material respect, in each case that is materially adverse to the Lead Arrangers (it being understood and agreed that any amendment, waiver or consent regarding the definition of “Material Adverse Effect” shall be deemed to be materially adverse to the Lead Arrangers); provided, that a reduction in the purchase price shall not be deemed to be materially adverse to the Lead Arrangers to the extent such reduction shall be applied to reduce the amount of commitments in connection with the Bridge Facility or the amount of the Permanent Financing.

3. The closing of the Bridge Facility and the effectiveness of the Credit Agreement Amendment or the Replacement Revolving Facility shall have occurred on or before the Expiration Date.

4. The Refinancing shall have occurred or be occurring concurrently.

5. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target (or Royal Holdings, Inc.) and its subsidiaries, for the fiscal year ended September 30, 2016 and (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Target and its subsidiaries for any subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 45 days prior to the Closing Date, which may be prepared by the Borrower on the basis of information provided by the Target; provided, that the Commitment Parties acknowledge that the financial statements specified in clause (a) with respect to the fiscal year ended September 30, 2016 have been received prior to the date hereof.

6. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries and the Target and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (and, upon the reasonable request of the Lead Arrangers, such pro forma financial information as of and for the most recently ended fiscal year and as of and for the period since the end of such fiscal year through the end of the fiscal quarter period ended at least 45 days prior to the Closing Date), with the understanding that (A) such statements will be unaudited, and (B) to the extent the financial statements incorporate historical financial information of the Target, they were prepared by the Borrower on the basis of financial statements prepared by the Target.

7. The Commitment Parties shall have received the financial information identified in paragraphs 5 and 6 of this Exhibit C and the Confidential Information Memorandum (other than the portions thereof customarily provided by financing arrangers, and limited, in the case of information relating to the Target, to Required Financial Information (as defined in the Acquisition Agreement)), in each case, no less than 15 business days prior to the Closing Date (or such shorter period reasonably acceptable to the Commitment Parties); provided that such 15 business day period shall (i) commence no earlier than September 5, 2017 and (ii) either end on or prior to December 18, 2017 or commence no earlier than January 2, 2018; provided, further, that November 22, 2017 and November 24, 2017 shall not be considered business days for the purposes of calculating such 15 business day period. The information required by this paragraph 8 (including, without limitation, the Confidential Information Memorandum) shall be referred to as the “Required Marketing Information”. If at any time the Borrower in good faith reasonably believes that it has provided the Required Marketing Information, it may deliver to the Commimtent Parties and their counsel a written notice to that effect (stating when it believes it completed such delivery), in which case the requirements in this paragraph 8 will be deemed to have been satisfied as of the date of the applicable notice, unless the Commitment Parties in good faith reasonably believe the Borrower has not completed the delivery of the Required Marketing Information and, within two business days after the delivery of such notice by the Borrower, deliver a written notice to the Borrower to that effect (stating with specificity which Required Marketing Information the Borrower has not delivered).

8. The representations and warranties in the Facilities Documentation shall be accurate in all material respects (and in all respects if qualified by materiality or material adverse effect), subject to the Limited Conditionality Provision.

9. The Commitment Parties shall have received at least three (3) business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act) that has been reasonably requested in writing at least ten (10) days prior to the Closing Date.

10. All fees and expenses due to the Commitment Parties and the Lenders shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Facilities, in the case of expenses and legal fees to the extent invoiced in reasonable detail at least two business days prior to the Closing Date (except as otherwise reasonably agreed by you) and required to be paid on the Closing Date.

EXHIBIT D

Specified Credit Agreement Amendments1

•	Include customary security provisions granting the Administrative Agent under the Revolving Facility a first-lien security interest in substantially all assets of the Borrower and the Guarantors, subject to (1) the portion of indebtedness secured by mortgages on the Borrower’s corporate headquarters in Vadnais Heights, Minnesota, the Borrower’s Construction Products headquarters in Aurora, Illinois, and the Borrower’s manufacturing plant in Palataine, Illinois being limited to an amount to be agreed not in excess of 15% of the Borrower’s consolidated net tangible assets, (2) exclusion of the shares of stock of H.B. Fuller Construction Products, Inc. and any intercompany indebtedness owed by such subsidiary to Borrower (it being understood and agreed that such intercompany indebtedness shall be subordinated in right of payment to the Obligations on customary terms reasonably satisfactory to the Administrative Agent), and (3) other customary carveouts to be agreed; provided that the limitations set forth in clauses (1) and (2) shall not apply if such limitations do not apply to any secured Material Indebtedness of the Loan Parties. No foreign subsidiary will be required to become a Guarantor or to grant any security interest, and any pledge of the equity of any foreign subsidiary by any domestic U.S. entity will be limited to 65% of the voting equity interests of such foreign subsidiary (and 100% of the non-voting equity interests, if any, of such foreign subsidiary). No action outside of the U.S. shall be required in order to create or perfect any security interest in any asset located or titled outside of the U.S., and no non-US law security or pledge agreement, foreign intellectual property filing, search or schedule, or foreign legal opinion shall be required.

•	In Section 1.01, modify the definition of “Applicable Rate” to include references to Leverage Ratio in lieu of references to Index Debt ratings and replace the table set forth in the definition of “Applicable Rate” with the following:

	Leverage Ratio	Eurocurrency Spread for Revolving Loans	ABR Spread for Revolving Loans	Commitment Fee Rate
Category 1	Less than 3.25:1.00	1.25%	0.25%	0.175%
Category 2	Equal to or higher than 3.25:1.00 and lower than 4.00:1.00	1.50%	0.50%	0.20%
Category 3	Equal to or higher than 4.00:1.00 and lower than 4.75:1.00	1.75%	0.75%	0.25%
Category 4	Equal to or higher than 4.75:1.00 and lower than 5.50:1.00	2.00%	1.00%	0.30%
Category 5	Equal to or higher than 5.50:1.00	2.25%	1.25%	0.40%

[1]	Except as otherwise specified herein, capitalized terms not defined in this Exhibit D shall have the meanings given to such terms in the Existing Credit Agreement.

•	In Section 1.01, amend the definition of “Consolidated EBITDA” by (i) excluding the effects of adjustments in the Borrower’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805 – Business Combinations and Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition that is consummated after the Acquisition Closing Date and (ii) including (A) add-backs for expenses relating to the Transactions, including but not limited to advisory and financing costs, in an aggregate amount not exceeding $40 million, (B) add-backs for prepayment premiums, make-whole amounts and similar costs paid on account of the Refinancing, (C) add-backs for reasonably identifiable and factually supportable “run rate” cost savings and synergies in connection with the Transactions, to the extent projected by the Borrower in good faith to result from specified actions taken or expected to be taken within 12 months after the Acquisition Closing Date, in an aggregate amount not to exceed 15% of the Consolidated EBITDA for the relevant test period (calculated before giving effect to such add-back), (D) add-backs for charges and expenses relating to the integration of the Target during the fiscal years ending in 2017 through 2019, in an aggregate amount (as to all years combined) not exceeding $30 million, (E) add-backs for charges and expenses relating to the restructuring that began prior to the Transactions, incurred in the Borrower’s fiscal years ending in 2017 and 2018, in an aggregate amount (as to both years combined) not exceeding $28 million, and (F) add-backs for one-time, non-capitalized charges relating to the Borrower’s SAP implementation during fiscal years ending in 2017 through 2021, in an amount not exceeding $13 million in any single fiscal year.

•	In Section 1.01, include the following definition of “Fixed Charge Coverage Ratio” and all related definitions:

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the test period most recently ended on or prior to such date of determination to (ii) the Fixed Charges for such test period.2

•	In Section 1.01, define “Material Subsidiary” as each Subsidiary (a) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of the Company’s Consolidated EBITDA for such period or (b) which contributed greater than five percent (5%) of the Company’s Consolidated Total Assets as of such date; provided, that Subsidiaries which are not “Material Subsidiaries” shall not, in the aggregate, account for greater than ten percent (10%) of the Company’s Consolidated EBITDA for such period or (b) contribute greater than ten percent (10%) of the Company’s Consolidated Total Assets as of such date.

•	In Section 2.12(a), replace the facility fee (payable on the entire facility, whether used or unused) with a customary unused commitment fee payable on just the unused portion of the Revolving Commitment.

•	In Section 4.02, remove the words “(other than the representation contained in Section 3.04(b))” contained therein.

[2]	“Fixed Charges” to be defined to include Consolidated Interest Expense and scheduled principal payments of Indebtedness.

•	In Section 5.01, modify the requirement to deliver annual financial statements within 105 days after the end of each fiscal year of the Company to require such financial statements within 90 days after the end of each fiscal year of the Company.

•	In Article 6, include exceptions in both Section 6.01 and 6.02 to permit the incurrence of the Bridge Facility and the Permanent Financing (as defined in Exhibit A) and the securing of certain of such Permanent Financing and the Existing 2027 Notes.

•	In Section 6.01, replace clause (j) with (i) a general debt basket under which the Company and any Subsidiary may incur Indebtedness up to an aggregate principal amount not to exceed the greater of (x) $100 million and (y) 25% of Consolidated EBITDA for the most recently ended test period (of which $100 million may be secured Indebtedness) and (ii) a ratio debt basket under which the Company and any Subsidiary may incur unsecured Indebtedness in an unlimited amount, subject to pro forma compliance with a Fixed Charge Coverage Ratio of no less than 2.25:1.00.

•	In Section 6.03, replace clause (a)(ix) with a general asset sale basket in an aggregate amount not to exceed the greater of $200 million or the corresponding multiple of Consolidated Total Assets (as determined as of the closing date of the Acquisition after giving effect to the Acquisition).

•	In Section 6.06, replace clause (d) therein with (i) a customary “available amount” basket (the use of which shall be subject to pro forma compliance with the financial covenant and the absence of any Event of Default, including as a result of such use) that is based on 50% of cumulative Consolidated Net Income of the Company (starting with Consolidated Net Income for the fiscal year ending on or about November 30, 2017) and has a “starter basket” equal to $100 million and (ii) a ratio basket which permits unlimited Restricted Payments if the Company is in pro forma compliance with a Leverage Ratio of 4.00:1.00 or below, so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto.

•	In Section 6.09, (i) modify the maximum leverage ratio permitted therein from 3.50:1.00 to 6.50:1.00, stepping down to (A) 6.25:1.00 for the Borrower’s fiscal quarter ending June 2, 2018 and (B) 5.90:1.00 for the Borrower’s fiscal quarter ending September 1, 2018 and each fiscal quarter thereafter, (ii) modify the numerator to refer to Indebtedness of the Company and its Subsidiaries secured by a lien on the assets of the Company or any Subsidiary, (iii) remove the proviso contained therein related to an optional Adjusted Covenant Period and (iv) eliminate the minimum interest coverage ratio test.